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Exhibit (d) (4)


                    INVESTMENT ADVISORY AND SERVICE AGREEMENT



          AGREEMENT, made as of April 30, 2001 between PLAN INVESTMENT FUND, INC., a Maryland corporation (herein called the "Investment Company"), and BLACKROCK INSTITUTIONAL MANAGEMENT CORPORATION, a Delaware corporation (herein called "BIMC"), registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

          WHEREAS, the Investment Company is registered as an open-end diversified, management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

          WHEREAS, the Investment Company desires to retain BIMC to furnish investment advisory and administrative services to the Government/REPO Portfolio of the Investment Company (the "Portfolio"), and BIMC is willing to so furnish such services;

          NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

          1. Appointment. The Investment Company hereby appoints BIMC to act as investment adviser and service agent to the Portfolio for the period and on the terms set forth in this Agreement. BIMC accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided. BIMC may delegate those of its duties set forth in Paragraph 4 hereof to any wholly-owned direct or indirect subsidiary of PNC Bank, National Association or The PNC Financial Services Group, Inc., provided that BIMC and such delegate shall promptly provide such information as the Investment



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Company may reasonably request, and respond to such questions as the Investment
Company may reasonably ask, relative to such delegation, including the capabilities of the delegate. Any delegation pursuant to the proceeding sentence shall not be deemed an assignment for purposes of Paragraph 10 hereof. Notwithstanding such delegation, BIMC shall remain responsible for the performance of its duties set forth herein pursuant to the standards of care provided for herein. Except as specifically set forth herein, compliance with any applicable laws, rules or other requirements will be the responsibility of the Investment Company.

          2. Delivery of Documents. The Investment Company has furnished BIMC with copies properly certified or authenticated of each of the following:

                   (a) Articles of Incorporation of the Investment Company, as filed with the Secretary of State of Maryland on August 6, 1985, and as amended and restated on August 12, 1985 (such Articles of Incorporation, as presently in effect and as they shall from time to time be amended, herein called the "Articles of Incorporation");

                   (b) Bylaws of the Investment Company (such Bylaws, as presently in effect and as they shall from time to time be amended, herein called the "Bylaws");

                   (c) Resolutions of the Investment Company's Board of Trustees authorizing the appointment of BIMC and resolutions of the Investment Company's Board of Trustees and Participation Certificate holders of the Portfolio approving this Agreement;

                   (d) Resolutions of the Investment Company's Board of Trustees authorizing the appointment of BCS Financial Services Corporation ("BCS") as the Portfolio's administrator pursuant to the Administration Agreement between BCS and the Investment Company dated as of February 28, 1987;



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                   (e) The Investment Company's Registration Statement on Form
N-lA under the 1940 Act and the Securities Act of 1933, as filed with the Securities and Exchange Commission ("SEC") (File No. 2-99584) relating to the Investment Company's Participation Certificates and all amendments thereto;

                   (f) The Investment Company's Notification of Registration filed pursuant to Section 8(a) of the 1940 Act on Form N-8A with the SEC and all amendments thereto; and

                   (g) The Investment Company's most recent prospectus and statement of additional information with respect to the Portfolio (such prospectus and statement of additional information, as presently in effect and all amendments and supplements thereto are herein called the "Prospectus").

          The Investment Company will furnish BIMC from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing.

          3. Investment Advice. Subject to the supervision of the Investment Company's Board of Trustees, BIMC will provide a continuous investment program for the Portfolio, including investment research and management with respect to all securities and investments and cash equivalents in the Portfolio. BIMC will determine from time to time what securities and other investments will be purchased, retained or sold by the Portfolio and will place the daily orders for the purchase or sale of securities. BIMC will provide the services under this Agreement in accordance with the Portfolio's investment objectives, policies and restrictions as stated in the Prospectus and resolutions of the Investment Company's Board of Trustees. BIMC further agrees that it:

                   (a) will conform with all applicable Rules and Regulations of the SEC and will in addition conduct its activities under this Agreement in accordance with other applicable law; BIMC will comply with policies of the Investment Company that may be



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designed to limit portfolio instruments to those which certain investors could make directly but shall not be responsible for monitoring which investments may from time to time be so permitted or limited but shall be entitled to rely on instructions from the Investment Company or its agent;

                   (b) will not make loans to any person to purchase or carry Investment Company Participation Certificates or make loans to the Investment Company;

                   (c) will place orders pursuant to its investment determinations for the Portfolio either directly with the issuer or with any broker or dealer. Subject to the other provisions of this sub-paragraph, in placing orders with brokers and dealers BIMC will attempt to obtain the best net price and the most favorable execution of its orders. In placing orders, BIMC will consider the experience and skill of the firm's securities traders as well as the firm's financial responsibility and administrative efficiency. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, BIMC may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Portfolio with research advice and other services. In no instance will portfolio securities be purchased from or sold to BCS, BIMC, or any affiliated person thereof; and

                   (d) will treat confidentially and as proprietary information of the Investment Company all records and other information relative to the Portfolio and prior, present or potential Participation Certificate holders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Investment Company, which approval shall not be unreasonably withheld and may not be withheld where BIMC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Investment Company.

          4. Administration. Subject to the supervision of the Investment Company's Board



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of Trustees, BIMC will provide the Portfolio with the following administrative services in accordance with the resolutions of the Investment Company's Board of
Trustees:

                   (a) Reconcile the Portfolio's daily cash and investment balances with its custodian and determine the beginning cash balance available each day for investment;

                   (b) Update the Portfolio's cash availability throughout the day as required;

                   (c) Verify investment buy-sell trade tickets, maintain individual ledgers for investment securities and historical tax lots for each investment security, calculate capital gains and losses and transmit trades to the custodian for proper settlement;

                   (d) Maintain daily journals with respect to the Portfolio's investments, Participation Certificates, income and expenses;

                   (e) Otherwise maintain all books and records with respect to the Portfolio's securities transactions, keep the Portfolio's books of account and compute the net asset value, net income and capital gains (losses) of the Portfolio;

                   (f) Monitor the expense accruals and calculate the various contractual expenses of the Portfolio;

                   (g) Calculate daily the Portfolio's average dollar weighted maturity, the dividend per Participation Certificate available to be declared to Participation Certificate holders, and the yield of the Portfolio;

                   (h) Supply the Investment Company and its Board of Trustees with various normal and customary reports and statistical data concerning the Portfolio as reasonably requested by it, state insurance commissioners or their counterparts;



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                   (i) Prepare a monthly unaudited financial statement of the
Portfolio, which will include the following items:

                           (1)      Schedule of Investments;
                           (2)      Statement of Assets and Liabilities;
                           (3)      Statement of Operations;
                           (4)      Statement of Changes in Net Assets;
                           (5)      Cash Statement; and a
                           (6)      Schedule of Capital Gains and Losses;

                   (j) Act as liaison between the Investment Company and its independent certified public accountants and provide them with detailed account analyses, fiscal year summaries and other audit-related schedules as reasonably requested in connection with the Portfolio;

                   (k) Pursuant to security market quotes from independent pricing services or as otherwise permitted by the Investment Company's Board of Trustees, calculate the amortized cost and the market values of the investments of the Portfolio;

                   (1) Prepare a quarterly broker security transaction summary and monthly security transaction listing;

                   (m) Prepare and file the Investment Company's semiannual reports to the SEC on Form N-SAR;

                   (n) Prepare for execution by the Investment Company and file all of the Investment Company's Federal and state tax returns and other required tax filings as agreed to by BIMC;

                   (o) Assist with the preparation of the Investment Company's annual and semi-annual reports to Participation Certificate holders, its registration statement on



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Form N-lA and other filings relating to the registration of Participation
Certificates;

                   (p) Monitor the Investment Company's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;

                   (q) Arrange to maintain the Investment Company's fidelity bond required by the 1940 Act;

                   (r) Monitor the Portfolio's compliance with the amounts and conditions of each state qualification with respect to those states in which the Portfolio's Participation Certificates have been qualified for sale; and

                   (s) Have its officers available, upon reasonable notice and at reasonable frequencies, for consultation with Trustees, officers and employees of the Investment Company.

          The Investment Company will use its best efforts to provide BIMC such information or other assistance as BIMC may reasonably require in order to perform these services, including, but not limited to, information in the possession of any other Investment Company service provider.

          5. Services Not Exclusive. The services rendered by BIMC hereunder are not to be deemed exclusive, and BIMC shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

          6. Books and Records. In compliance with the requirements of Rule 3la-3 under the 1940 Act, BIMC hereby agrees that all records which it maintains for the Portfolio are the property of the Investment Company and further agrees to surrender promptly to the Investment Company any of such records upon the Investment Company's request. BIMC further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act with respect to the services provided hereunder.

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          7. Expenses. During the term of this Agreement, BIMC will pay all expenses incurred by it in connection with its activities under this Agreement (other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Portfolio and fees and expenses related to qualifying or registering Participation Certificates for sale) and the Investment Company will pay expenses properly incurred by it or on its behalf. In addition if, in any fiscal year, the expenses (as defined under the securities regulations of an applicable state) borne by the Portfolio exceed the applicable expense limitations imposed by the securities regulations in any state in which Participation Certificates of the Portfolio are registered or qualified for sale to the public, BIMC will reimburse the Portfolio for any excess to the extent required by such regulations. Unless otherwise required by law, such reimbursement would be accrued and paid on the same basis that the advisory and service fees are accrued and paid by the Portfolio. To the knowledge of the Investment Company, the expense limitations in effect on the date of this Agreement are no more restrictive than one and one-half percent (1.5%) of the Portfolio's average net assets up to $30 million and one percent (1%) of its respective average annual net assets in excess of $30 million.

          8. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, effective as of the date hereof, the Investment Company will pay and BIMC will accept as full compensation therefore a fee, computed daily at an annual rate of .20% of the first $250 million of the portfolio's average net assets, plus .15% of the next $250 million of its average net assets, plus .12% of the next $250 million of its average net assets, plus .10% of the next $250 million of its average net assets, plus .08% of its average net assets over $1 billion. The fee will be paid monthly and will be reduced by the amount necessary to reduce the Portfolio's ordinary operating expenses so that the Portfolio's ordinary operating expenses do not exceed 0.30 of one percent (.30%) of the Portfolio's average net assets for each fiscal year during the term of this Agreement.



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          9. Limitation of Liability. BIMC and its delegates shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Company in connection with the performance of this Agreement, or in connection with any action or inaction by BIMC or its delegates in reliance on instructions received by BIMC or its delegates from the Investment Company (including but not limited to instructions pursuant to Paragraph 3(a) hereof) or from a person reasonably believed by BIMC or its delegates to be authorized to act on behalf of the Investment Company, except a liability resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or negligence on the part of BIMC in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. BIMC and its delegates may assume that instructions provided to it are consistent with the Investment Company's organizational documents and resolutions or proceedings of the Investment Company's Board of Trustees and Participation Certificate holders. Notwithstanding anything else in this Agreement to the contrary, with respect to administrative services neither BIMC nor its affiliates will be liable to the Investment Company or the Portfolio for any consequential, special or indirect losses or damages which the Investment Company or the Portfolio may incur or suffer by or as a consequence of BIMC's or any affiliate's performance of such services, whether or not the likelihood of such losses or damages was known by BIMC or its affiliates.

          10. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue in effect until one year from the date hereof. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods each ending on the anniversary date hereof, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Investment Company's Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Investment Company's Board of Trustees or by a vote of a majority of the outstanding voting securities of the Portfolio.



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          Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Investment Company (by vote of the Investment Company's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio) or by BIMC, on sixty (60) days' written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning as such terms in the 1940 Act.)

          11. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved by vote of a majority of the outstanding voting securities of the Portfolio.

          12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.



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          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:                                         PLAN INVESTMENT FUND, INC.,
Wendell H. Berg                                 on behalf of its Government/
-------------------                             REPO Portfolio


                                                By:  Edward J. Baran
                                                   -----------------------------
                                                   Title: President and Chief
                                                   Executive Officer


Attest:                                         BLACKROCK INSTITUTIONAL
Dan Waltcher                                    MANAGEMENT CORPORATION
-------------------

                                                By:  Ralph Schlosstein
                                                   -----------------------------
                                                   Title: President



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                           PLAN INVESTMENT FUND, INC.
                            GOVERNMENT/REPO PORTFOLIO


          BlackRock Institutional Management Corporation ("BIMC") and BCS Financial Services Corporation ("BCS") hereby enter into a voluntary fee waiver agreement with regards to the Government/REPO Portfolio of Plan Investment Fund, Inc. This agreement shall continue until termination by either party upon ninety (90) days written notice. BIMC and BCS agree to the following:

          (1) BIMC and BCS will voluntarily reduce the fees otherwise payable to them by the Government/REPO Portfolio to the extent necessary to reduce the ordinary operating expenses of the Government/REPO Portfolio so that they do not exceed 0.15 of one percent (0.15%) of the Government/REPO Portfolio's average net assets for each fiscal year. Under this voluntary agreement, the maximum investment advisor fee to be charged to the portfolio will be
               0.10 of one percent (0.10%) and the maximum administrator fee to be charged to the portfolio will be 0.05 of one percent (0.05%). Fees will be allocated proportionally, two thirds to BIMC and one third to BCS, after all other ordinary operating expenses have been paid.

          (2) Until otherwise agreed to in writing, BIMC and BCS further agree to reduce the fees otherwise payable to them by the Government/REPO Portfolio to the extent necessary to reduce the ordinary operating expenses of the Government/REPO Portfolio so that they do not exceed 0.10 of one percent (0.10%) of the Government/REPO Portfolio's average net assets for each fiscal year.


          (3) BCS will pay the organizational expenses directly associated with the establishment of the Government/REPO Portfolio. The portfolio will not



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               be legally obligated to repay these organizational expenses;
               however, the waiver of fees payable to BCS will be reduced by a dollar amount equal to the organizational expenses paid by BCS.

          (4) Operating expenses will be allocated as follows under the voluntary 0.10 of one percent (0.10%) expenses limitation agreement:



                                         BIMC      BCS      BCS (Waiver
                                       Advisory  + Admin.   + Reduction) + Other    =Total
                                       --------  --------   -----------  -------    ------
               Until BCS waiver
               reduction equals
             organizational costs:        .02%     .02%        .03%         .03%      .10%

                                         BIMC      BCS     BCS (Waiver
                                       Advisory  + Admin.  + Reduction)  + Other    =Total
                                       --------  --------  -----------   -------    ------
               After BCS waiver
               reduction equals
             organizational costs:        .05%     .02%        .00%         .03%      .10%



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          (5)  BIMC further agrees that, in the event the BCS waiver reduction by the Government/REPO Portfolio is less than the full amount of the organizational expenses paid by BCS, BIMC will allow BCS to suspend its voluntary waivers of Money Market Portfolio fees until it has received an amount equal to one half of the difference between actual waiver reductions and organizational expenses paid by BCS. Under this agreement, BIMC will increase its voluntary waivers of Money Market Portfolio fees in an amount equal to the suspended BCS fee waivers.


          BlackRock Institutional Management Corporation

          By:  Ralph Schlosstein                            Date:  4/24/01
             ---------------------------                          --------------


          Its:  President



          BCS Financial Services Corporation

          By: Edward J. Baran                                Date:  4/24/01
             ---------------------------                          --------------


          Its: President and Chief Executive Officer
               --------------------------------------



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